Exhibit 99.1

FOR IMMEDIATE RELEASE

THT HEAT TRANSFER TECHNOLOGY, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

Fiscal 2010 sales revenue increased by 44.01% year-over-year

Full-year net income attributable to common stockholders increased by 105.84% year-over-year

SIPING, CHINA — March 28, 2010 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 (Unaudited) Financial Highlights

  Sales revenue increased by 28.84% year-over-year to US$15.16 million, exceeding the Company’s previously stated guidance of $12 million to $14 million
  Gross profit increased by 43.97% year-over-year to US$6.54 million
  Gross margin for the fourth quarter 2010 was 43.14%, compared to 38.61% for the fourth quarter of 2009.
  Operating income increased by 313.80% year-over-year to US$3.17 million
  Net income attributable to common stockholders increased by 342.70% year-over-year to US$3.24 million

Fiscal Year 2010 (Audited) Financial Highlights

  Sales revenue increased by 44.01% year-over-year to US$50.25 million
  Gross profit increased by 45.38% year-over-year to US$21.70 million
  Operating income increased by 92.39% year-over-year to US$9.58 million
  Net income attributable to common stockholders increased by 105.84% year-over-year to US$8.69 million
  Basic and fully diluted net income per share was US$0.53 for 2010, compared with net income per share of US$0.27 for 2009.

Chairman and Chief Executive Officer Guohong Zhao commented, “We continued to build on the positive momentum generated in recent quarters and ended 2010 with a very solid performance. Top-line growth, which exceeded our guidance in the fourth quarter, contributed to more than 44% increase in revenues for the full year. At the same time, our focus on optimizing both our product mix and cost structure allowed us to almost double our net income in 2010.

“Our diverse product lines enable us to cater to a broad range of customers and end users as we capitalize on several key trends that are driving the clean technology movement in China. As China faces pressures from rapid urbanization, our heat exchanger units offer efficient and effective solutions to provide heating systems to growing populations in cities throughout China. In addition, our air-cooled exchangers enable water-deficient areas in Northern China to conserve and better utilize a very limited resource. As businesses recognize the cost effectiveness of switching to clean technology solutions and are further incentivized by government stimulus plans, our plate heat exchange (“PHE”) products are quickly gaining traction across a range of industrial sectors, including the metallurgy, petrochemical and shipbuilding industries.

“As rapid urbanization and government stimulus plans designed to support carbon reduction initiatives continue to drive demand for energy efficient platforms, our broad product portfolio, integrated solutions and excellent track record of high quality applications have well prepared us to capitalize on these favorable dynamics in 2011. Additionally, our sound balance sheet and cash position, which were further strengthened by our recent fund raising, afford us with financial flexibility to invest in our future and pursue growth opportunities.”

Fiscal Year 2010 Audited Financial Results

Revenue

Sales revenue for fiscal year 2010 was US$50.25 million, a 44.01% increase from US$34.89 million in 2009. The increase was primarily attributable to the strong growth in market demand driven by continued government stimulus for energy-saving initiatives, strong economic growth in China, as well as the Company’s successful market expansion. Revenue growth was also attributable to THT’s extensive sales network, excellent solutions and high quality products.

Sales volume of heat exchange products rose substantially to 3,998 units in 2010, up 66.93% from 2,395 units in 2009. The increase in sales came primarily from three product lines – heat exchanger unit, PHE and air-cooled heat exchanger.

Sales revenue of heat exchanger units was $14.30 million, up 147.23%, or $8.52 million, compared to 2009 due to ongoing rapid urbanization in China. Sales revenue of PHEs in 2010 was $27.02 million, an increase of $5.09 million, or 23.23%, from 2009 primarily due to the increased sales to the metallurgy, petrochemical and shipbuilding industries. Sales revenue from air-cooled heat exchangers increased by $3.34 million, or 495.69%, to $4.02 million in 2010 from $0.67 million in 2009. The growth was primarily driven by strong market demand in water-deficient areas of China.

Cost of Sales

Cost of sales for fiscal year 2010 increased by 42.98% to US$28.55 million from US$19.97 million in 2009. The increase was mainly attributable to the significant improvement in sales volume and sales revenue during the year.

Gross Profit and Gross Margin

Gross profit in 2010 was US$21.70 million, representing a 45.38% increase from US$14.92 million in 2009, mainly attributable to the significant increase in sales in 2010.

Gross margin in 2010 was 43.18%, compared 42.77% in 2009, with an expansion of 0.41 percentage point. This improvement was mainly due to THT’s efforts to optimize its product mix and maximize profitability. In response to the market demand and through intensive sales efforts, the Company significantly increased sales of high gross margin products, which include air-cooled heat exchangers, plate heat exchangers and plate heat exchangers units, to the petrochemical, shipbuilding and heat and power industries.

Operating Expenses

Administrative expenses were US$4.36 million in 2010, representing a 42.25% increase from US$3.06 million in 2009. The increase was driven primarily by a $0.36 million increase in the recruitment of, and compensation paid to, the Company’s expanded management team as well as a $0.47 million rise in the allowance for doubtful accounts.

Research and development (R&D) expenses increased by 5.08% to US$1.15 million in 2010 from US$1.10 million in 2009, primarily due to the Company’s continued efforts to strengthen its R&D efforts and increased investment in the development of new products.

Selling expenses totalled US$6.60 million in 2010, representing an increase of 14.19% over 2009. The increase was primarily due to a $0.52 million rise in travel expenses and transportation costs resulting from market expansion. The salary of sales personnel increased by approximately $0.15 million, or 11.36%, to $1.47 million in 2010 compared to $1.32 million in 2009.

Accordingly, total operating expenses increased by 21.83% to US$12.11 million in 2010 compared to US$9.94 million in 2009.

Income Before Income Taxes

Income before income taxes for fiscal year 2010 increased by 105.55% to US$9.88 million from US$4.81 million in 2009.

Income Tax

Income tax expenses increased to US$1.50 million in 2010 from US$0.66 million in 2009. The effective tax rate remained the same during the period.

Net Income

Net income attributable to common stockholders was US$8.69 million in 2010, an increase of 105.84% compared to US$4.22 million in 2009.

Basic and fully diluted net income per share was US$0.53 in 2010, compared with US$0.27 in 2009.

Liquidity

As of December 31, 2010, the Company had cash and cash equivalents of US$18.44 million and restricted cash of US$1.68 million. During the year, there was a net cash inflow of US$13.06 million, compared with a net cash outflow of US$7.20 million in 2009. The change was mainly due to the cash flow from financing activities, including the issuance of common stock for approximately $13.39 million (net of expenses) and additional loan proceeds of approximately $2.66 million. In addition, cash flow used in operating activities in 2010 decreased $3.89 million from 2009, mainly due to the increased net income, despite an increase in inventory and higher income tax resulted from higher net income. Prepayment for purchase of raw materials in anticipation of the production requirements for the 2011 was $4.51 million.

First Quarter Fiscal 2011 Guidance

THT expects to generate net revenues in the range of US$12.00 million to US$14.00 million in first quarter fiscal 2011, compared with US$10.13 million in the same period of 2010. This represents the Company’s current and preliminary view, and is subject to change.

Conference Call

THT’s senior management will host a conference call at 8:00 am (Eastern) / 5:00 am (Pacific) / 8:00 pm (Beijing) on March 29, 2011 to discuss the fourth quarter and fiscal year 2010 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1 412-858-4600
Canadian Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call may be accessed by phone at the following numbers until Wednesday, April 6, 2011:

US Toll Free:	1-877-344-7529
International Toll:	+1 412-317-0088
Passcode:	449520

A live webcast of the conference call and replay will be available on the investor relations page of THT's website at: http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology, Inc.
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 63100088 ext. 858
Email: tht@taylor-rafferty.com

Investor Relations (US):
Kelly Gawlik
Taylor Rafferty
Tel: +1 212 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Audited Consolidated Balance Sheets
As of December 31, 2010 and 2009
(Stated in US Dollars thousands)

	December 31,2010	December 31,2009

Assets
Current assets
Cash and cash equivalents	$18,438	$5,380
Restricted cash	1,678	1,376
Accounts receivable, net	25,652	14,882
Inventories, net	13,706	10,158
Other current assets	7,042	6,897
Total current assets	66,516	38,693
Long-term accounts receivable	1,409	1,000
Other non-current assets	7,803	7,406
Total assets	$75,728	$47,099

Liabilities
Current liabilities
Short-term bank loans	$10,619	$5,850
Other current liabilities	19,218	16,765
Total current liabilities	29,837	22,615
Long-term debt	-	1,609
Total liabilities	29,837	24,224
Total shareholders equity	45,953	22,634
Noncontrolling interests	(62)	241
Total liabilities and equity	$75,728	$47,099

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Income
For Fiscal Year Ended December 31, 2010 and 2009
(Stated in US Dollars thousands)

	Year ended December 31,
	2010	2009

Sales revenue	$50,246	$34,891
Cost of sales	(28,551)	(19,968)
Gross profit	21,695	14,923
Operating expenses
Administrative expenses	4,359	3,065
Research and development expenses	1,152	1,096
Selling expenses	6,603	5,782
Total operating expenses	12,114	9,943
Operating income	9,581	4,980
Interest income	14	17
Other income	985	491
Financial costs	(700)	(681)
Income before income taxes	9,880	4,807
Income taxes	(1,498)	(664)
Net income before noncontrolling interests	8,382	4,143
Net loss attributable to noncontrolling interest	304	77
Net income attributable to the equity stockholders	$8,686	$4,220

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.53	$0.27

Weighted average number of shares outstanding
- Basic and diluted	16,305,034	15,408,219

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Cash Flows
For Fiscal Year Ended December 31, 2010 and 2009
(Stated in US Dollars thousands)

	Fiscal Year Ended December 31,
	2010		2009
Net cash used in operating activities	$(2,356	) $	(6,251)
Net cash used in investing activities	(1,022)		(1,249)
Net cash provided by financing activities	16,046		342
Effect of exchange rate changes on cash and cash equivalents	390		(41)
Net increase/(decrease) in cash and cash equivalents	13,058		(7,199)
Cash and cash equivalents at beginning of the period	5,380		12,579
Cash and cash equivalents at end of the period	18,438		5,380